Exhibit 4.1


--------------------------------------------------------------------------------

                               FLEET NATIONAL BANK


                                       AND


                               BALCHEM CORPORATION



                           ===========================

                                 LOAN AGREEMENT

                           ===========================



                               DATED JUNE 1, 2001


--------------------------------------------------------------------------------


SECTION                                                                                        PAGE
-------                                                                                        ----


DEFINITIONS......................................................................................2
-----------
         DEFINITIONS OF TERMS....................................................................2
         ---------------------

ARTICLE I........................................................................................5
---------
         REPRESENTATIONS AND WARRANTIES..........................................................5
         ------------------------------
               SECTION 101.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................5
               ------------------------------------------------------------

ARTICLE II.......................................................................................7
----------
         COVENANTS OF THE COMPANY................................................................7
         ------------------------
               SECTION 201.  AFFIRMATIVE COVENANTS OF THE COMPANY WITH THE HOLDER................7
               -------------------------------------------------------------------
               SECTION 202.  NEGATIVE COVENANTS OF THE COMPANY WITH THE HOLDER..................10
               ----------------------------------------------------------------

ARTICLE III.....................................................................................12
-----------
         CONDITIONS PRECEDENT TO THE HOLDER'S OBLIGATIONS HEREUNDER.............................12
         ----------------------------------------------------------
               SECTION 301.  CONDITIONS.........................................................12
               -------------------------

ARTICLE IV......................................................................................14
----------
         EVENTS OF DEFAULT......................................................................14
         -----------------
               SECTION 401.  EVENTS OF DEFAULT DEFINED..........................................14
               ----------------------------------------
               SECTION 402.  JURY TRIAL WAIVER..................................................16
               --------------------------------
               SECTION 403.  RIGHT OF SET OFF...................................................16
               -------------------------------
               SECTION 404.  EXPENSES INCURRED IN CONNECTION WITH ENFORCEMENT...................17
               ---------------------------------------------------------------
               SECTION 405.  EFFECT OF UNENFORCEABILITY.........................................17
               -----------------------------------------

ARTICLE V.......................................................................................18
---------
         GENERAL CONDITIONS.....................................................................18
         ------------------
               SECTION 501.  GENERAL CONDITIONS OF THE LOAN AGREEMENT...........................18
               -------------------------------------------------------

                                 LOAN AGREEMENT

         THIS LOAN AGREEMENT dated June 1, 2001 (the "Loan Agreement") by and between FLEET NATIONAL BANK, a national banking association organized and existing under the laws of the United States, and having an office at 69 State Street, Albany, New York 12201 (the "Holder"); and BALCHEM CORPORATION, a corporation organized and existing under the laws of the State of Maryland and having an address of P.O. Box 175, Slate Hill, New York 10973 (the "Company");


                              W I T N E S S E T H :


         WHEREAS, the Holder has agreed to extend a term loan in the amount of $13,500,000.00 and a line of credit loan in the amount of $3,000,000.00 (collectively, the "Loans") to the Company; and

         WHEREAS, the proceeds of the Loans will be made available to the Company upon the terms and conditions set forth herein; and

         NOW, THEREFORE, for good and valuable consideration, the receipt whereof is hereby acknowledged, the Holder and the Company agree as follows:

                                   DEFINITIONS


DEFINITIONS OF TERMS.

         The following words and terms as used in this document shall have the following meanings unless the context or use indicates another or different meaning or intent:

         "APPRAISAL" means an appraisal of the Collateral in form and substance satisfactory to the Holder, prepared by an Appraiser, indicating a value with respect to the Collateral.

         "APPRAISER" means an appraiser satisfactory to the Holder.

         "CLOSING" means the closing with respect to the execution and delivery of the Notes by the Company to the Holder.

         "CLOSING DATE" means the date of the execution and delivery of the Notes by the Company to the Holder.

         "COLLATERAL" means all property which may from time to time be subject to the Lien of the Security Agreement and the Lien of the Corporate Guarantor Security Agreement.

         "CORPORATE GUARANTOR" means BCP Ingredients, Inc., a Delaware corporation, and its successors and permitted assigns.

         "CORPORATE GUARANTOR SECURITY AGREEMENT" means the security agreement dated the Closing Date from the Corporate Guarantor in favor of the Holder as security for the Notes, as said security agreement may be modified, amended, supplemented, consolidated, spread or assumed from time to time.

         "COMPANY" means Balchem Corporation, a Maryland corporation having an address of P.O. Box 175, Slate Hill, New York 10973 and its permitted successors and permitted assigns.

         "DEFAULT RATE" shall have the meaning assigned to such term in the Notes.

         "ENVIRONMENTAL COMPLIANCE AGREEMENT" means the environmental compliance agreement dated the date hereof from the Company and the Corporate Guarantor in favor of the Holder, as said environmental compliance agreement may be amended or supplemented from time to time.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended or supplemented, and all regulations promulgated thereunder.

         "EVENT OF DEFAULT" shall have the meaning assigned to such term in
Section 401 hereof.

         "FINANCING DOCUMENTS" means the Notes, the Security Agreement, the Guaranty, the Corporate Guarantor Security Agreement, this Loan Agreement, the Swap Agreement, the Environmental Compliance Agreement and any other document now or hereafter executed by the Company or the Corporate Guarantor by or in favor of the Holder which affects the rights of the Holder in or to the

Collateral, in whole or in part, or which evidences, secures or guarantees any sum due under the Notes or any of the other Financing Documents.

         "GAAP" means generally accepted accounting principles as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, consistently applied.

         "GOVERNMENTAL AUTHORITY" means the United States, the State and any political subdivision thereof, and any agency, department, commission, court, board, bureau or instrumentality of any of them.

         "HOLDER" means Fleet National Bank as the original owner of the Notes, and any subsequent owner at the time in question of the Notes.

         "INDEBTEDNESS" means, at a particular date, all indebtedness for money borrowed or for the deferred purchase price of property and shall include all capitalized leases.

         "LIEN" means any interest in Property securing an obligation owed to a Person whether such interest is based on the common law, statute or contract, and including but not limited to a security interest arising from a mortgage, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" includes but is not limited to mechanics', materialmens', warehousemens' and carriers' liens and other similar encumbrances. For the purposes hereof, a Person shall be deemed to be the owner of Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

         "LINE OF CREDIT LOAN" means the loan in the principal amount of $3,000,000.00 from the Bank to the Company as evidenced by the Line of Credit Loan Note.

         "LINE OF CREDIT LOAN NOTE" means the promissory note dated the Closing Date in the principal amount of $3,000,000.00 from the Company in favor of the Holder as said note may be amended, modified, supplemented, consolidated or extended from time to time.

         "LOANS" means, collectively, the Term Loan and the Line of Credit Loan.

         "LOAN AGREEMENT" means this loan agreement dated the Closing Date, by and between the Holder and the Company, as said loan agreement may be modified, supplemented or amended from time to time.

         "NOTE" means, collectively, the Term Loan Note and the Line of Credit Loan Note, as each of said notes may be amended, modified, supplemented, consolidated or extended.

         "NOTE PAYMENT DATE" means each date on which interest or both principal and interest shall be payable on the Notes according to its terms so long as such shall be outstanding.

         "PERMITTED ENCUMBRANCES" means (i) Liens for taxes which are not delinquent or which are being contested in good faith, mechanic's and materialmen's Liens and other statutory Liens with respect to obligations which are not overdue or which are being contested in good faith, and Liens resulting from deposits to secure the payments of workmen's compensation or other social security or to secure the performance of bids or contracts in the ordinary course of business, (ii) capitalized lease or purchase money security interest obligations in the ordinary course of business or assumed as part of a permitted acquisition, (iii) reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions affecting real estate, (iv) Liens having as aggregate dollar value not in excess of $100,000 or (v) Liens in favor of the Bank.

         "PERSON" means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

         "PLAN" means any plan defined in Section 4021(a) of ERISA in respect of which the Company or any Subsidiary thereof is an "employer" or a "substantial employer" as defined in Sections 3(5) and 4001(a)(2) of ERISA, respectively.

         "PRINCIPAL BALANCE" means the aggregate outstanding principal balance of the Notes from time to time.

         "PROPERTY" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         "REPORTABLE EVENT" means any reportable event as defined in ERISA.

         "REQUIREMENT" or "LOCAL REQUIREMENT" means any law, ordinance, order, judgment, decree, rule, regulation, permit, license, authorization, certificate or approval of a Governmental Authority or a Local Authority respectively.

         "SECURITY AGREEMENT" means the security agreement dated the Closing Date from the Company in favor of the Holder as security for the Notes, as said security agreement may be modified, amended, supplemented, consolidated, spread or assumed from time to time.

         "STATE" means the State of New York.

         "SUBSIDIARY" shall mean for any Person (i) any for-profit entity more than fifty percent (50%) of the capital stock of which is owned or controlled, directly or indirectly, by such Person or any Subsidiary and whose accounts are required to be consolidated with those of said Person in accordance with GAAP and (ii) any non-profit entity which is controlled, directly or indirectly, by such Person.

         "SWAP AGREEMENT" means any swap master agreement entered into by the Company and the Holder in connection with the Term Loan Note, together with any amendments or supplements thereto or replacements or substitutions thereof.

         "TERM LOAN" means the loan in the principal amount of $13,500,000.00 from the Bank to the Company as evidenced by the Term Loan Note.

         "TERM LOAN NOTE" means the note dated the Closing Date in the principal amount of $13,500,000.00 from the Company in favor of the Holder as said note may be amended, modified, supplemented, consolidated or extended from time to time.

                                    ARTICLE I

                         REPRESENTATIONS AND WARRANTIES


SECTION 101.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants that except as disclosed in Schedule 101 hereto:

         (A) It is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland, possesses full corporate power and corporate capacity to consummate the transactions contemplated hereby and is authorized to conduct business in all jurisdictions wherein the nature of its activities requires such except where the failure to do so would not have a material adverse effect upon the Company and its Subsidiaries taken as a whole;

         (B) No approval or other action by any Governmental Authority is required in connection with the execution or performance by the Company of the Financing Documents;

         (C) The consolidated financial statements of the Company, if any, heretofore delivered to the Holder have been prepared in accordance with GAAP, and fairly present in all material respects the respective consolidated financial conditions of the subjects thereof as of the respective dates thereof, except, in the case of interim financial statements, for the absence of footnotes and year-end audit adjustments;

         (D) The Financing Documents and all other documents to be executed by the Company in connection therewith, when executed and delivered by the respective parties thereto, will constitute valid and binding obligations of the Company. The execution and delivery by the Company of the Financing Documents and the performance of the Financing Documents by the Company (1) have been authorized by all necessary corporate action and (2) do not and will not conflict with, or result in any breach of, or constitute a default under the Company's articles of incorporation or by-laws or any indenture, mortgage, deed of trust, bank loan or credit agreement or any other agreement or instrument to which the Company is a party or by which the Company or any of its Property may be bound for which a valid consent has not been secured except where the failure to do so would not have a material adverse effect upon the Company and its Subsidiaries taken as a whole, or result in the creation of any Lien (other than that created by Permitted Encumbrances) upon or with respect to any Property of the Company;

         (E) There has been no material adverse change in the business, Property or financial condition, taken as a whole, of the Company and its subsidiaries from that shown on the most recent financial statements delivered heretofore to the Holder;

         (F) As of the date hereof, there are no actions, suits or proceedings at law or in equity, or before or by any Governmental Authority, pending or, to the knowledge of the Company, threatened against or affecting the Company or the Collateral or involving the validity or enforceability of the Financing Documents or the priority of the Liens thereof which are reasonably likely to materially adversely affect the financial condition of the Company, and to the Company's knowledge it is not in default with respect to any material order, writ, judgment, decree or demand of any court or any Governmental Authority which default is reasonably likely to materially adversely affect the financial condition of the Company;

         (G) There is no default under the Financing Documents and no event has occurred and is continuing which with notice or the passage of time or either would constitute a default under any thereof;

         (H) All material Federal, state, county, municipal and city income and other tax returns and other reports and documents required to have been filed by the Company have been filed and the Company has paid all fees and taxes indicated as due pursuant to such returns, reports and documents or pursuant to any assessments received by the Company except which are being contested in good faith, and the Company knows of no basis for any additional material assessment in respect of any such taxes which has not been or will not be reserved for in accordance with GAAP; and

         (I) No Reportable Event or Prohibited Transaction (as defined in
Section 4975 of the Internal Revenue Code) has occurred and is continuing with respect to any Plan and the Company has not incurred any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA).

                                   ARTICLE II

                            COVENANTS OF THE COMPANY


SECTION 201.  AFFIRMATIVE COVENANTS OF THE COMPANY WITH THE HOLDER.

Until the Loans have been paid in full and all other monetary obligations then due of the Company under the Financing Documents have been satisfied, the Company covenants with the Holder as follows:

         (A) It will pay to the Holder the Holder's commitment fee and its reasonable counsel fees and expenses promptly upon receipt of bills therefor submitted by the Holder at the Closing and will pay all costs and expenses required to satisfy the conditions of this Loan Agreement; without limiting the generality of the foregoing, the Company will pay (from moneys advanced hereunder or otherwise):

                (1) all taxes (other than the Holder's income taxes), filing and recording expenses, including documentary stamp and intangible taxes, if any in respect of the transactions pursuant hereto;

                (2) the fees and commissions, if any, lawfully due to brokers in connection with this transaction; and

                (3) Appraisal fees;

         (B) It will indemnify the Holder from claims of brokers arising by reason of the Company's acts in connection with the execution and delivery hereof and of the other Financing Documents executed by it or the consummation of the transactions contemplated hereby or thereby and from expenses incurred by the Holder in connection with any such claims (including reasonable attorneys' fees) and each of the Holder and the Company represent that it has not dealt with any broker in connection with the Loans nor is aware of such claims of brokers;

         (C) It will deliver to the Holder on demand if the Holder reasonably requests such, certified copies of any contracts, bills of sale, statements, receipted vouchers or agreements, under which the Company claims title to any materials, fixtures or articles subject to the Lien of the Security Agreement;

         (D) The Holder may apply amounts due hereunder in accordance with the terms hereof and amounts so applied shall be deemed part of the Loans and shall be secured by the Security Agreement;

         (E) It will transmit to the Holder, immediately upon receipt thereof, any material communication adversely affecting the Collateral and will promptly and reasonably respond to any reasonable inquiry of the Holder made with respect thereto;

         (F) It will promptly and reasonably respond to any reasonable inquiry made by the Holder with respect to the Notes or the other Financing Documents or the transactions contemplated thereby;

         (G) It will notify the Holder of any material adverse change in the financial condition or business of the Company and furnish such other information concerning its financial condition and business as may be reasonably requested by the Holder from time to time;

         (H) The Holder shall have the right to inspect the Collateral including the right to conduct field examinations thereof at such times as the Holder may determine in its reasonable discretion, the reasonable cost of which inspections and examinations should be borne by the Company; provided that if no Event of Default has occurred and is continuing, such inspections shall be limited to one during each fiscal year;

         (I) It will give written notice to the Holder within ten (10) days of becoming aware of any condition or event which constitutes an event of default beyond any applicable grace or cure period with respect to other outstanding Indebtedness of the Company in excess of $100,000;

         (J) It will at all times keep adequate books and records, in accordance with GAAP so that at any time, and from time to time, its financial condition may be readily determined in all material respects; and, at Holder's request, make and take away copies thereof;

         (K) It will promptly, and in any event within one hundred twenty (120) days after the close of its fiscal years, deliver to Holder, an audited consolidated financial statement of the Company, as of the end of such period and statements of income, a statement of cash flow, a reconciliation of net worth, and changes in financial position of the Company for such fiscal year, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and accompanied by an opinion thereon (which shall not be qualified by reason of any limitation imposed by the Company) of KPMG LLP or any other independent certified public accountant reasonably satisfactory to Holder to the effect that such financial statements have been prepared in accordance with GAAP (except for changes in which such accountants concur) and shall be certified by the Company to fairly present in all material respects the consolidated financial position and results of operations of the Company;

         (L) It will promptly, and in any event within one hundred and twenty
(120) days after the close of each fiscal year, furnish to the Holder a reasonably detailed financial projections and business plan for the Company's operations for the ensuing fiscal year;

         (M) It will promptly, and in any event within ten (10) days of the filing thereof, furnish to the Holder a copy of the Company's Form 10-K as filed with the U.S. Securities and Exchange Commission;

         (N) It will promptly, and in any event within ninety (90) days after the close of each fiscal quarter, furnish to the Holder a copy of the Company's Form 10-Q as filed with the U.S. Securities and Exchange Commission;

         (O) It will maintain as of the close of each fiscal quarter on a consolidated basis for the Company and its Subsidiaries a minimum Current Ratio of: 1.25 to 1.00 based upon the Company's financial statements for then most recently ended quarter. Such covenant is to be tested quarterly, beginning on June 30, 2001, and the "Current Ratio" shall be defined as the ratio of the Company's current assets to current liabilities;

         (P) It will maintain on a consolidated basis for the Company and its Subsidiaries a maximum Funded Debt Ratio of: 2.50 to 1.00. Such covenant is to be tested quarterly, beginning on June 30, 2001, and the "Funded Debt Ratio" shall be defined as that ratio of (i) the sum of the outstanding principal of all interest bearing Indebtedness, to (ii) earnings before interest, taxes, depreciation and amortization and any other non-cash charges ("EBITDA"). For purposes of the foregoing calculations (i) EBITDA for periods ending on or prior to June 30, 2002 shall be adjusted to reflect pro-forma cash flow realized from the assets to be acquired from DuCoa/DCV and (ii) the Funded Debt Ratio shall be based upon the Company's financial statements for the then most recently ended four (4) quarters subject to pro-forma adjustments to reflect cash flow realized from the assets to be acquired from DuCoa/DCV;

         (Q) It will maintain as of the close of each fiscal quarter on a consolidated basis for the Company and its Subsidiaries a minimum Fixed Charge Coverage Ratio of: 1.50 to 1.00. Such covenant is to be tested quarterly beginning on June 30, 2001 and the "Fixed Charge Coverage Ratio" shall be defined as the ratio of (i) earnings before interest, taxes, depreciation and amortization and any other non-cash charges less taxes paid less dividends paid less non-financed capital expenditures, to (ii) required payments of term debt principal, capital lease payments and interest. Calculations of the Fixed Charge Coverage Ratio shall be based upon the Company's financial statements for the then most recently ended four (4) fiscal quarters subject to pro-forma adjustments to reflect cash flow realized from the assets to be acquired from DuCoa/DCV;

         (R) It will promptly, and in any event within ninety (90) days after the end of each fiscal quarter, deliver to Holder a compliance certificate executed by the Company stating that a review of the activities of the Company during such fiscal quarter has been made and that, to the best of its knowledge and belief, the Company has observed, performed and fulfilled each and every material obligation and covenant contained in the Financing Documents and is not in default under any of the same and demonstrating the calculation of all financial ratio covenants;

         (S) It will promptly inform the Holder of any pending or to the Company's knowledge threatened litigation against the Company or affecting any of the Company's property, if such litigation or potential litigation could reasonably be expected to have a material adverse effect on the Company's consolidated financial condition or to cause an Event of Default;

         (T) It will preserve and maintain its corporate existence, all rights, licenses, privileges, franchises, certificates and the like necessary for the operation of its business and the maintenance of its existence where the failure to maintain the same is reasonably expected to have a material adverse effect upon the Company, and promptly and properly comply with all laws, statutes, ordinances and governmental regulations applicable to it or to any of its property, business operations and transactions where the failure to comply with the same is reasonably expected to have a material adverse effect upon the Company;

         (U) It will maintain, with financially sound and reputable insurance companies or associations, workmen's compensation insurance, liability insurance, and extended coverage and any other insurance of the kinds usually carried by companies engaged in business similar to that of the Company, in an amount not less than full replacement cost on its present and future properties normally covered by insurance (less reasonable deductibles), against such casualties, risks and contingencies as are customarily insured against, and at the Holder's request, deliver to the Holder evidence of the maintenance of such insurance. With regard to insurance on the Collateral, the Company agrees to take all steps necessary to have the Holder included on the insurance as loss payee, and obtain a lender's loss payee endorsement on such policies;

         (V) It will promptly pay when due any and all material taxes, assessments and other governmental charges upon the Company or against any of the Company's property, unless the same is being contested in good faith by appropriate proceedings and reserves consistent with GAAP have been established therefor;

         (W) It will maintain all of its tangible Property in good condition and repair, and make all necessary replacements thereof where the failure to do so would have a material adverse effect upon the Company or upon the value of the Collateral taken as a whole;

         (X) Other than employee payroll and other minor local business accounts, it will within a reasonable period following the Closing Date maintain with the Holder all of the Company's deposit and cash management services. In addition, it will establish within a reasonable period following the Closing Date and maintain with the Bank at all times aggregate minimum balances of $100,000 net of amounts necessary to offset service charges; and

         (Y) It shall furnish to the Holder a copy of a fixed asset Appraisal with respect to the assets acquired from DuCoa/DCV.


SECTION 202.  NEGATIVE COVENANTS OF THE COMPANY WITH THE HOLDER.

Until the Loans have been paid in full and all other monetary obligations of the Company then due under the Financing Documents have been satisfied, the Company covenants with the Holder as follows:

         (A) Neither it nor its Subsidiaries shall mortgage, assign, hypothecate, grant a security interest in, or encumber any of its assets, except for Permitted Encumbrances;

         (B) Neither it nor its Subsidiaries shall endorse, guarantee, or otherwise become surety for or contingently liable upon the obligations of any Person (provided, however, that the foregoing shall not apply to guaranties by the Company of obligations of any Subsidiary, guaranties by a Subsidiary of obligations of the Company, guaranties by a Subsidiary of obligations of another Subsidiary, security deposits, bonds or performance guaranties in the ordinary course of business or endorsements of negotiable instruments by the Company in the ordinary course of business);

         (C) Neither it nor its Subsidiaries shall sell, assign, lease, exchange or otherwise dispose of any of its assets used or useful in its business valued at more than Five Hundred Thousand and no/100 Dollars ($500,000.00) in aggregate in any fiscal year, except inventory or obsolete or unused equipment in the ordinary course of business;

         (D) Neither it nor its Subsidiaries shall sell any of its assets to any other Person with the understanding or agreement that such assets shall be leased back to the Company;

         (E) Neither it nor its Subsidiaries shall make any loans or advances in excess of $250,000.00 in aggregate principal amount outstanding (combined with the Company's Subsidiaries) except for loans or advances to employees in the ordinary course of business, or sell any of its accounts receivables with or without recourse;

         (F) Neither it nor its Subsidiaries shall change its fiscal year or methods of accounting;

         (G) Neither it nor its Subsidiaries shall hereafter incur or assume any Indebtedness for borrowed money in excess of $1,000,000.00 aggregate principal amount (combined with the Company's Subsidiaries) except for loans between the Company and its Subsidiaries, loans between Subsidiaries, the contingent purchase price or purchase price adjustments for the assets to be acquired from DuCoa/DCV and except to the Holder;

         (H) It shall not assign or transfer, or attempt to so do, any of its rights, powers, duties or obligations arising pursuant to this Loan Agreement;

         (I) Neither it nor its Subsidiaries shall reorganize, merge or consolidate with, or acquire, directly or indirectly, all or substantially all of the assets, property or stock of any company, person or other entity, sell all or substantially all of its assets or approve a sale of all or substantially all of its stock or make any other substantial change in its capitalization (each of the foregoing hereinafter referred to as a "Transaction"), without the express written consent of the Holder, which consent shall not be unreasonably withheld; provided, however, that the Company may effect changes in its authorized capital stock or issuances of capital stock or enter into transactions between the Company and its Subsidiaries or between such Subsidiaries absent the prior written consent of the Holder. Additionally, the Company may enter into a Transaction absent the prior written consent of the Holder provided that all of the following criteria are met: (i) any business being acquired must be engaged in a similar or related line of business to that of the Company or any of its Subsidiaries, (ii) the Transaction (if initiated by the Company) in question must not be hostile, (iii) the Company must be in full compliance with all covenants hereunder both prior to and immediately following (on a pro-forma basis) and (iv) the total consideration for such Transaction does not exceed $15,000,000;

               (J) Neither it nor its Subsidiaries shall directly or indirectly, engage in any business other than that currently engaged in by the Company and business related or analogous thereto (after giving effect to the DuCoa/DCV acquisition) or business covered by any other Transactions permitted under subparagraph (I) of this Section 202, discontinue any of its existing lines of business which materially contribute to the Company's operations, or substantially alter its method of doing business.

                                   ARTICLE III

           CONDITIONS PRECEDENT TO THE HOLDER'S OBLIGATIONS HEREUNDER


SECTION 301.  CONDITIONS.

The Holder shall not be obligated hereunder to make the Loans unless the following conditions shall have been satisfied:

         (A) The Holder shall have received on or before the Closing Date the following all, where applicable, in form and substance satisfactory to the
Holder:

                (1) the executed Notes,

                (2) an executed counterpart of the Security Agreement, the Guaranty and the Corporate Guarantor Security Agreement,

                (3) an executed counterpart of this Loan Agreement,

                (4) (a) the commitment fee of the Holder and (b) the Holder's reasonable counsel fees,

                (5) the certificates and, upon request of the Holder, policies, if available, of insurance required by the Security Agreement accompanied by evidence of the payment of the premiums therefor,

         (6)Uniform Commercial Code financing statements or comparable security instruments to evidence or perfect the security interests created or purported to be created by the Security Agreement,

                (7) opinions of counsel for the Company and the Corporate Guarantor in form and substance reasonably satisfactory to the Holder and its counsel,

                (8) Receipt and satisfactory review of final sources and uses with respect to the DuCoa/DCV acquisition,

                (9) Receipt and satisfactory review of Executed Environmental Indemnification Agreements between Syntex Agribusiness, Inc. and DuCoa/DCV and DuCoa/DCV and the Company,

                (10) Receipt and satisfactory review of results of pending environmental investigations pertaining to the Verona, Missouri facility to be acquired by the Company,

                (11) Receipt and satisfactory review of proforma combined balance sheet for the Company prepared by the Company to include the business to be acquired,

                (12) Receipt and satisfactory review of asset purchase agreement with DuCoa/DCV, and

                (13) Receipt and satisfactory review of opinion of special environmental counsel to the Bank regarding environmental issues arising out of asset acquisition.

         (B) The Holder's counsel shall have received (and approved as appropriate) on or before the Closing Date copies of:

                (1) With respect to the Company, an executed closing certificate together with a certified copy of the articles of incorporation as filed with the Maryland Secretary of State together with all amendments thereto, a good standing certificate issued by the Maryland Secretary of State, a certificate of authority to conduct business in New York State, a certified copy of the by-laws and an approval of the board of directors authorizing the execution and delivery and performance of the Financing Documents, and

                (2) With respect to the Corporate Guarantor, an executed closing certificate together with a certified copy of the articles of incorporation as filed with the Delaware Secretary of State together with all amendments thereto, a good standing certificate issued by the Delaware Secretary of State, a certified copy of the by-laws and an approval of the board of directors and shareholders authorizing the execution and delivery and performance of the Financing Documents to which it is a party, and

                (3) Judgment, Bankruptcy, Lien searches and UCC searches with respect to the Company.

                                   ARTICLE IV

                                EVENTS OF DEFAULT


SECTION 401.  EVENTS OF DEFAULT DEFINED.

The following shall constitute Events of Default hereunder and the terms "Event of Default" or "Default" shall mean, whenever they are used in the Loan Agreement, any one or more of the following events:

         (A) If the Company fails to comply with any of the covenants or agreements made, or to be observed, by it in the Loan Agreement, other than a covenant or agreement specified in subsection (B) below, and such failure shall have continued for a period of fifteen (15) days after written notice of non-compliance from the Holder to the Company, provided that if such default cannot reasonably be cured within said 15-day period, and the Company shall have commenced action to cure the breach of covenant, condition or agreement within said 15-day period and thereafter diligently and expeditiously proceeds to cure the same, such 15-day period shall be extended for so long as the Company shall require in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of forty-five (45) days in the aggregate from the date of such written notice.

         (B) If the Company fails to provide to the Holder the information required by subsections (K), (L), (M), (N) or (R) of Section 201 hereof and such failure shall have continued for a period of ten (10) days after written notice of non-compliance from the Holder to the Company.

         (C) Notwithstanding the foregoing subsection (A) above, the following shall be immediate Events of Default for which there shall be no cure period under this Section and under Section 604:

                (1) if a default by the Company occurs in the due and punctual payment of any amounts specified to be paid herein or under the other Financing Documents (other than any amounts payable on the Maturity Date or any earlier date on which the entire Principal Balance together with all accrued but unpaid interest and all other sums evidenced or secured by the Financing Documents shall be due and payable in full) and such default continues for ten (10) days;

                (2) if the Company fails to pay any amount due on the Maturity Date or any earlier date on which the entire Principal Balance together with all accrued but unpaid interest and all other sums evidenced or secured by the Financing Documents shall be due and payable in full;

                (3) if the Company fails to comply with any of the non-monetary covenants made by it in the Loan Agreement for which a specific time period is set forth other than as set forth in subsection (B) hereof;

                (4) if the Company fails to comply with the covenants set forth in subsections (O), (P), or (Q) of Section 201 hereof;

                (5) if a non-monetary Event of Default (as defined therein) beyond any applicable grace or cure period under the Security Agreement, the Corporate Guarantor Security Agreement or the Swap Agreement shall occur;

                (6) if at any time any material representation or warranty made by the Company herein or in any other instrument or document delivered by the Company or the Corporate Guarantor to the Holder in connection with the Loans shall be incorrect in a material manner;

                (7) if at any time any insurance policy required to be maintained pursuant to any of the Financing Documents shall be canceled, terminated or lapse and shall not have been replaced prior to the effective date of such cancellation, termination or lapse by a policy covering the same matters as the lapsed policy, which new policy shall comply with all requirements in the Financing Documents relating to such type of insurance;

                (8) if the Company or the Corporate Guarantor shall assign or convey or attempt to assign or convey any of its rights, duties or obligations under the Loan Agreement or the other Financing Documents;

                (9) if the Company shall mortgage, grant a security interest with respect to, encumber or otherwise transfer or convey all or any portion of the Collateral or any interest therein, except as permitted under the terms of this Loan Agreement or the other Financing Documents;

                (10) if by order of a court of competent jurisdiction a custodian, trustee, receiver or liquidator of the Collateral or any part thereof, or of the Company or the Corporate Guarantor, shall be appointed and such order shall not be discharged or dismissed or stayed within sixty (60) days after such appointment;

                (11) (1) the dissolution or winding-up of the Company or the Corporate Guarantor; (2) the filing by the Company or the Corporate Guarantor of a voluntary petition under Title 11 of the United States Code or any other federal or state bankruptcy statute; (3) the failure by the Company or the Corporate Guarantor within sixty (60) days to lift any execution, garnishment or attachment of such consequence as will impair the Company's or the Corporate Guarantor's, as the case may be, ability to carry out its obligations hereunder and under the other Financing Documents to which it is a party; (4) the commencement of a case under Title 11 of the United States Code against the Company or the Corporate Guarantor as the debtor or commencement under any other federal or state bankruptcy statute of a case, action or proceeding against any of the foregoing and continuation of such case, action or proceeding without dismissal or stay for a period of sixty (60) days;
         (5) the filing, grant or entry of any order for relief by a court of competent jurisdiction under Title 11 of the United States Code or any other federal or state bankruptcy statute with respect to the debts of the Company or the Corporate Guarantor; or (6) in connection with any insolvency or bankruptcy case, action or proceeding, appointment by final order, judgment or decree of a court of competent jurisdiction of a receiver or trustee of the whole or a substantial portion of the Collateral or of the Company or the Corporate Guarantor unless such order, judgment or decree is vacated, dismissed or dissolved within sixty (60) days of its issuance;

                (12) if any final judgment or a series of final judgments for the payment of money in excess of $250,000 in the aggregate not covered by insurance shall be rendered against the Company or the Corporate Guarantor and the Company or the Corporate Guarantor, as the case may be, shall not discharge the same or cause it to be discharged within sixty (60) days from the entry thereof, or shall not appeal therefrom or from the order, decree or process upon which or pursuant to which said judgment was granted, based or entered, and secure a stay of execution pending such appeal;

                (13) if a notice of federal or state tax lien which affects title to the Collateral is filed and not discharged or removed or stayed from the record within sixty (60) days of such filing;

                (14) if the Company or the Corporate Guarantor shall default beyond any applicable grace or cure period under any agreement or document relating to any lending transaction, other than transactions contemplated by the Financing Documents, now or hereafter in effect with the Holder;

                (15) if the proforma combined balance sheet delivered to the Bank pursuant to Article III hereof is materially and adversely different from that set forth in the Company's Form 8-K required to be filed with the Securities and Exchange Commission.

Notwithstanding anything to the contrary set forth herein or in any other Financing Document, the occurrence of an Event of Default under (and as defined in) the Swap Agreement shall only constitute an Event of Default hereunder if the Event of Default under the Swap Agreement (1) is a monetary Event of Default thereunder or (2) would have a material adverse impact upon the financial condition of the Company and its Subsidiaries taken as a whole.


SECTION 402.  JURY TRIAL WAIVER.

THE COMPANY AND THE HOLDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LOAN AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE HOLDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE NOTES, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, THE COMPANY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE COMPANY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE HOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE HOLDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE HOLDER TO ACCEPT THE NOTES AND MAKE THE LOANS.


SECTION 403.  RIGHT OF SET OFF.

The Company hereby grants to the Holder, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Holder, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Holder or any entity under the control of FleetBoston Financial Corporation and its successors and assigns, or in transit to any of them. At any time following the occurrence and during the continuance of an Event of Default, without demand or notice (any such notice being expressly waived by the

Company), the Holder may set off the same or any part thereof and apply the same to any liability or obligation of the Company even though unmatured and regardless of the adequacy of any other collateral securing the Notes. ANY AND ALL RIGHTS TO REQUIRE THE HOLDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE NOTES, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE COMPANY, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.


SECTION 404.  EXPENSES INCURRED IN CONNECTION WITH ENFORCEMENT.

The Company shall pay on demand all reasonable expenses of the Holder in connection with the preparation, administration, default, collection, waiver or amendment of loan terms, or in connection with the Holder's exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, reasonable fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any reasonable fees or expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with the loan or any collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any default rate) and be an obligation secured by any collateral.


SECTION 405.  EFFECT OF UNENFORCEABILITY.

Unenforceability for any reason of any provision of this Loan Agreement shall not limit or impair the operation or validity of any other provision of this Loan Agreement or any of the other Financing Documents.

                                    ARTICLE V

                               GENERAL CONDITIONS


SECTION 501.  GENERAL CONDITIONS OF THE LOAN AGREEMENT.

The following conditions shall be applicable throughout the term of the Loan
Agreement:

         (A) All computations of interest under the Note shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed;

         (B) (1) The Holder may at any time pledge or assign all or any portion of its rights under the Notes and the other Financing Documents to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or assignment or enforcement thereof shall release the Holder from its obligations under any of the Financing Documents.

                (2) The Holder shall have the unrestricted right at any time and from time to time, and to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in the Holder's obligation to lend hereunder and/or any or all of the loans held by the Holder hereunder. In the event of any such grant by the Holder of a participating interest to a Participant, whether or not upon notice to the Company, the Holder shall remain responsible for the performance of its obligations hereunder and the Company shall continue to deal solely and directly with the Holder in connection with the Holder's rights and obligations hereunder.

                (3) The Holder shall have the unrestricted right at any time or from time to time, to assign all or any portion of its rights and obligations hereunder and under the other Financing Documents to one or more banks or other financial institutions (each, an "Assignee"), and the Company agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Loan Agreement and to the other Financing Documents as the Holder shall deem necessary to effect the foregoing. In addition, at the request of the Holder and any such Assignee, the Company shall issue one or more new promissory notes, as applicable, to any such Assignee and, if the Holder has retained any of its rights and obligations hereunder following such assignment, to the Holder, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by the Holder prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and the Holder after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by the Holder in connection with such assignment, and the payment by Assignee of the purchase price agreed to by the Holder, and such Assignee, such Assignee shall be a party to this Loan Agreement and shall have all of the rights and obligations of the Holder hereunder and under the other Financing Documents to the extent that such rights and obligations have been assigned by the Holder pursuant hereto and to the assignment documentation between the Holder and such Assignee, and the Holder shall be released from its obligations hereunder and thereunder to a corresponding extent.

                (4) Provided no Event of Default has occurred and is continuing and except with respect to an assignment or transfer of the Loans mandated by a Governmental Authority, the Company shall have the right to approve the identity of any proposed Assignee or Participant pursuant to subsections (B) (2) and B (3) hereof which approval shall not be unreasonably withheld, delayed or conditioned.

         Except as aforesaid, the right of the Holder to assign or grant a participation interest shall not require notice to or consent of the Company.

                (5) The Holder may furnish any information concerning the Company in its possession from time to time to prospective Assignees and Participants, provided that the Holder shall require any such prospective Assignee or Participant to agree in writing for the benefit of the Company to maintain the confidentiality of such information.

         (C) All corporate proceedings taken in connection with the transactions provided for herein, all appraisals, agreements, contracts, certificates and other documents and instruments required by the Loan Agreement or the other Financing Documents and the persons responsible for the execution and preparation thereof, all sureties, guarantors, insurers, shall be satisfactory to the Holder, and all policies of insurance, agreements, certificates and other documents and instruments so required shall be genuine, valid, subsisting, binding and enforceable in all respects upon the parties thereto except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and except as enforceability may be limited by general equitable principles, and the Holder's counsel shall have received copies (or certified copies where appropriate in such counsel's reasonable judgment) of all agreements, documents and instruments which they may request in connection therewith;

         (D) Any condition of the Loan Agreement which requires the submission of evidence of the existence or nonexistence of a specified fact or facts implies as a condition the existence or nonexistence, as the case may be, of such fact or facts and the Holder shall, at all times, be free independently to establish such existence or nonexistence but need not do such;

         (E) [Intentionally Omitted];

         (F) [Intentionally Omitted];

         (G) Neither this Loan Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought;

         (H) The Company shall from time to time upon request of the Holder deliver to the Holder such other documents and instruments (including estoppel certificates) as the Holder shall reasonably request;

         (I) All notices, certificates and other communications hereunder shall be in writing and shall be sufficiently given and shall be deemed given when (1) delivered to the applicable address stated below by registered or certified mail, return receipt requested, or by such other means as shall provide the sender with documentary evidence of such delivery or (2) delivery is refused by the Company or the Holder, as the case may be, as evidenced by the affidavit of the Person who attempted to effect such delivery. The addresses to which notices, certificates and other communications hereunder shall be delivered are as follows:

               TO THE COMPANY:

               Balchem Corporation
               P.O. Box 175
               Slate Hill, New York  10973
               Attention:  Dino A. Rossi, President

               WITH A COPY TO:

               Golenbock, Eiseman, Assor & Bell
               437 Madison Avenue
               New York, New York  10022
               Attention:  Nathan E. Assor, Esq.


               TO THE HOLDER:

               Fleet National Bank
               NY EH 34303E
               Peter D. Kiernan Plaza
               Albany, New York 12207
               Attention:  Corporate Banking Division

               WITH A COPY TO:

               Lemery MacKrell Greisler LLC
               10 Railroad Place
               Saratoga Springs, New York 12866
               Attention:  James A. Carminucci, Esq.


The Company and the Holder may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates and other communications shall be sent;

         (J) This Loan Agreement and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of New York (the "Governing State") (excluding the laws applicable to conflicts or choice of law).

                THE COMPANY AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS LOAN AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE GOVERNING STATE OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE COMPANY BY MAIL AT THE ADDRESS SET FORTH HEREIN. THE COMPANY HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM;

         (K) This Loan Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument and any of the parties or signatories hereto may execute this Loan Agreement by signing any such counterparts;

         (L) The Holder shall at all times and at any time have the right, privilege and power to waive any of the obligations of the Company hereunder and such waiver shall not be deemed a modification of this Loan Agreement;

         (M) This Loan Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced hereby. All prior contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Loan Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Loan Agreement;

         (N) Except to the extent otherwise specifically provided, the terms, covenants and conditions of this Loan Agreement are not intended to supersede the terms, covenants and conditions of the other Financing Documents, but shall be in addition thereto; no right or remedy conferred upon the Holder in this Loan Agreement is intended to be exclusive of any other right or remedy contained in this Loan Agreement or any of the other Financing Documents or now or hereafter available to the Holder at law, in equity, by statute or otherwise;

         (O) Nothing contained in this Section shall be deemed to preclude the Holder from enforcing any of the other rights of the Holder, except as expressly prohibited by this Section;

         (P) Waivers by Holder of any proof required hereunder does not imply or constitute waiver of any other proof(s) or request(s);

         (Q) In the event any agreement contained herein should be breached by any party and thereafter such breach should be waived by any other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder;

         (R) Upon receipt of an affidavit of an officer of the Holder as to the loss, theft, destruction or mutilation of the Notes or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Notes or other security document, the Holder will issue, in lieu thereof, a replacement Notes or other security document in the same principal amount thereof and otherwise of like tenor.

         (S) The Table of Contents, titles and headings of the paragraphs of this Loan Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of such paragraphs and shall not be given any consideration in the construction of this Loan Agreement.

        IN WITNESS WHEREOF, the parties have caused this Loan Agreement to be executed in their respective names by their Authorized Representatives all as of the day and year first above written.

                                    BALCHEM CORPORATION


                                    By:    /s/ Frank J. Fitzpatrick
                                           -----------------------------------
                                    Name:  Frank J. Fitzpatrick
                                           -----------------------------------
                                    Title: Controller and Assistant Secretary
                                           -----------------------------------



                                    FLEET NATIONAL BANK


                                    By:  /s/ Karen D. Finnerty
                                         -------------------------------------
                                         Karen D. Finnerty, Vice President


STATE OF NEW YORK       )
                        )ss.:
COUNTY OF NEW YORK      )

         On the 30 day of May, in the year 2001 before me personally came Frank
J. Fitzpatrick_, to me known, who, being by me duly sworn, did depose and say that he/she/they reside(s) in _____________________; that he/she/they is(are) the Controller & Assistant Secretary of BALCHEM CORPORATION, the corporation described in and which executed the above instrument; and that he/she/they signed his/her/their name(s) thereto by authority of the board of directors of said corporation.

                                                               /s/ Jane A. Dwyer
                                                               -----------------
                                                               Notary Public


STATE OF NEW YORK       )
                        )ss.:
COUNTY OF NEW YORK      )

         On the 30 day of May, in the year 2001 before me personally came KAREN
D. FINNERTY to me known, who, being by me duly sworn, did depose and say that he/she/they reside(s) in _____________________; that he/she/they is(are) the VICE PRESIDENT of FLEET NATIONAL BANK, the national banking association described in and which executed the above instrument; and that he/she/they signed his/her/their name(s) thereto by authority of the board of directors of said corporation.



                                                               /s/ Jane A. Dwyer
                                                               -----------------
                                                               Notary Public

                         Schedule 101 to Loan Agreement

               The matters referred to in Item 1 or Item 3 of the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

                                      NOTE

Albany, New York                                                    June 1, 2001
$13,500,000.00

         BALCHEM CORPORATION, a Maryland corporation having an address of P. O. Box 175, Slate Hill, New York 10973 (the "Company"), acknowledges itself indebted and for value received does hereby promise to pay to the order of FLEET NATIONAL BANK a national banking association having an office at 69 State Street, Albany, New York 12201 (the "Holder"), or its successors or assigns, the principal sum of THIRTEEN MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($13,500,000.00), with interest thereon as set forth below.

SECTION 1. DEFINITION OF TERMS. The following words and terms as used in this Note shall have the following meanings unless the context or use indicates another or different meaning or intent:

               "ADJUSTED LIBOR RATE" means a rate per annum subject to adjustment approximately each one month, from and after the Closing Date equal to the Libor Rate plus one and one quarter percent (1.25%).

               "BUSINESS DAY" means, in respect of any date that is specified in this Note to be subject to adjustment in accordance with the Following Business Day Convention, a day which commercial banks settle payment in (i) London, if the payment obligation is calculated by reference to any Libor Rate or (ii) New York, if the payment obligation is calculated by reference to any Prime Rate.

               "DEFAULT RATE" means a rate per annum equal to two percent (2%) above the rate of interest otherwise applicable to the Note.

               "FLOATING RATE" means a variable rate per annum equal to the Prime Rate.

               FOLLOWING BUSINESS DAY CONVENTION" shall mean that an adjustment will be made if that date would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day.

               "INTEREST RATE PERIOD" means each one month, or slightly longer or shorter period during which a quoted Libor Rate is in effect hereunder.

               "LIBOR RATE" means the rate per annum as determined on the basis of the offered rates for deposits in U.S. Dollars for the applicable Interest Rate Period which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day which is two
               (2) London Banking Days prior to the first day of the Interest Rate Period in question; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the Libor Rate shall be the rate (rounded upward if necessary, to the nearest one-hundred thousandth of a percentage point) determined on the basis of the offered rates for deposits in U.S. Dollars for the applicable Interest Rate Period which are offered by four major banks in the London Interbank Market at approximately 11:00 a.m. London time on the day which is two (2) London Banking Days prior to the first day of the Interest Rate Period in question as selected by the Holder. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, then the Libor Rate will be determined on the basis of the rates quoted for loans in U.S. Dollars to leading European banks for the applicable Interest Rate Period as offered by major banks in New York City at approximately 11:00 a.m. New York City time on the day which is two (2) London Banking Days prior to the first day of the Interest Rate Period in question. Notwithstanding anything to the contrary set forth herein, in the event the Board of Governors of the United States Federal Reserve System shall impose a Reserve Percentage with respect to Libor deposits of the Holder, then for any period during which said Reserve Percentage shall apply, the Libor Rate shall equal the rate as determined above divided by an amount equal to one (1) minus said Reserve Percentage. Reserve Percentage shall mean the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against "Euro-currency Liabilities" as defined in Regulation D. In the event the Holder is unable to obtain any such quotation as provided above, it will be deemed that the Libor Rate cannot be determined and the Floating Rate shall apply to the Principal Balance until such time as the Libor Rate can be determined.

               "LONDON BANKING DAY" shall mean any date on which commercial banks are open for business in London, England.

               "MATURITY DATE" means June 1, 2009.

               "PRIME RATE" means the per annum rate of interest announced by the Holder from time to time as the "Fleet Bank Prime Rate", which rate is a reference point for determining interest rates charged on certain loans and is not necessarily the lowest rate at which the Holder lends. The interest rate applicable to the Principal Balance based upon the Prime Rate shall change when and as said "Fleet Bank Prime Rate" is raised or lowered at the Holder and shall be effective the same date of such change, whether or not notice is given to the Company.

               "PRINCIPAL BALANCE" means the outstanding principal balance of this Note from time to time.

All other capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement (as hereinafter defined).

SECTION 2. INTEREST; PAYMENTS. (A) Subject to the provisions of Section 6 of this Note, commencing on the Closing Date and continuing thereafter up to and including the Maturity Date, interest (calculated on the Principal Balance hereof and based upon the actual number of days elapsed over a 360 day year) shall accrue at a rate per annum equal to the Adjusted Libor Rate and shall be payable monthly as set forth in Section 2(B) hereof. In the event the Principal Balance remains outstanding after the Maturity Date, interest (calculated on the Principal Balance hereof and based upon the actual number of days elapsed over a 360-day year) shall accrue at a rate per annum equal to the Default Rate.

               (B) Commencing July 1, 2001 and continuing on the first calendar day of each calendar month thereafter up to and including September 1, 2001, payments of accrued interest hereunder shall be due and payable. Commencing on October 1, 2001 and continuing on the first calendar day of each calendar month thereafter during the term hereof, monthly payments of accrued interest hereunder together with equal monthly payments of principal in an amount sufficient to fully amortize the Principal Balance over the remaining term hereof shall be due and owing.

               (C) In the event that any portion of any payment due hereunder is not made within ten (10) days of the date such payment became due, the Company shall pay to the Holder on demand a late payment charge equal to five percent (5%) of the portion of any such payment not paid within such ten (10) day period provided, however, that such late payment charge shall not exceed $10,000.00 in the aggregate per incident and shall not exceed $10,000 in the aggregate upon the maturity or acceleration of the Principal Balance.

               (D) Notwithstanding anything to the contrary herein contained, on the Maturity Date, the entire outstanding principal amount hereof and all accumulated, accrued and unpaid interest thereon shall be due and payable.

               (E) All payments received pursuant to this Note shall be applied first to the payment of all fees, expenses, and other amounts due to the Holder (excluding principal and interest), then to accrued, accumulated and unpaid interest, and the balance in reduction of the Principal Balance hereof, provided that should an Event of Default have occurred and be continuing, payments received hereunder shall be applied at the discretion of the Holder.

               (F) All payments of interest and principal are to be made for the account of Fleet National Bank, 69 State Street, Albany, New York 12201 or at such other place as the Holder may direct the Company by written notice. All payments shall be in lawful money of the United States in immediately available funds and are subject to the Following Business Day Convention with respect to date of payment.

SECTION 3. PREPAYMENT, MANDATORY REDEMPTION. (A) The Company may upon at least three (3) prior Business Days' notice to the Holder (which notice shall be irrevocable) prepay the Principal Balance and any such prepayment shall occur only on the last day of an Interest Rate Period. The Company shall pay to the Holder, upon request of the Holder, such amount or amounts as shall be sufficient (in the reasonable opinion of the Holder) to compensate it for any loss, cost, or expense incurred as a result of: (i) any prepayment on a date other than the last day of an Interest Rate Period or (ii) any failure by the Company to prepay on the date for prepayment specified in the Company's written notice. Without limiting the foregoing, in the event the Company should elect to prepay all or a portion of the Principal Balance during any time when the Adjusted LIBOR Rate is in effect, the Company shall pay to the Holder a "yield maintenance fee" in an amount computed as follows: the current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the last day of the Interest Rate Period then in effect as to which the prepayment is made, shall be subtracted from the LIBOR Rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the Principal Balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining until the last day of the Interest Rate Period then in effect as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining until the last day of the Interest Rate Period then in effect to which prepayment is made. The resulting amount shall be the yield maintenance fee due to the Holder upon prepayment.

               (B) The Company shall pay a yield maintenance premium calculated above as though the Company had exercised a right of prepayment with respect to any other reduction in the Principal Balance (a "Principal Reduction") which reduces the Principal Balance to less than the scheduled Principal Balance as of the date such Principal Reduction is made, including without limitation any Principal Reduction resulting from:

                             (i) the acceleration by the Holder of the unpaid
               Principal Balance of this Note pursuant to the acceleration provisions contained in this Note and/or the Security Agreement upon an occurrence of any Event of Default by the Company, including without limitation, violation by the Company of the restrictions set forth in the Loan Agreement or any other Financing Document on the sale, transfer, or encumbrance of the Collateral; or

                             (ii) any satisfaction or release of the Security
               Agreement by foreclosure (whether by power of sale or by judicial proceeding), deed in lieu of foreclosure, or any other means; or

                             (iii) damage or destruction to, or condemnation of
               the Collateral and election by the Holder or the Company, as the case may be, not to restore the Collateral and which results in a prepayment or partial prepayment.

SECTION 4. SECURITY. This Note is secured and entitled to the security given by a security agreement dated the date hereof (as amended or supplemented from time to time, the "Security Agreement") from the Company in favor of the Holder.

               The loan evidenced by this Note is being made pursuant to the terms, provisions and conditions of a certain loan agreement dated the date hereof (as amended or supplemented from time to time, the "Loan Agreement") by and between the Company and the Holder.

SECTION 5. DOCUMENTS. Reference is hereby made to the Security Agreement and the Loan Agreement and to all amendments and supplements thereto for the provisions, among others, with respect to the nature and extent of the security, the rights, duties and obligations of the Company and the Holder and the terms upon which this Note is or may be secured.

SECTION 6. DEFAULT; ACCELERATION. The entire unpaid Principal Balance of this Note, together with all accrued and unpaid interest due hereon, may be declared immediately due and payable by the Holder upon the occurrence and during the continuance of an "Event of Default" as defined in the Loan Agreement provided, however, that from and after the date of any such declaration, the outstanding Principal Balance hereof and all accrued and unpaid interest thereon shall be due and payable, interest shall continue to accrue on the unpaid Principal Balance to the date of payment at a rate per annum equal to the Default Rate.

SECTION 7. COVENANT AGAINST USURY. All agreements between the Company and the Holder are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Holder for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Company and the Holder in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any law of the Financing Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Holder should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between the Company and the Guarantors and the Holder.

SECTION 8. WAIVER OF DILIGENCE, PRESENTMENT, DEMAND, ETC. The Company hereby waives with respect to this Note: diligence, presentment, demand for payment, filing of claims with a court in the event of bankruptcy of the Company or any other person or entity liable in respect to this Note, any right to require a proceeding first against the Company or any other such Person; protest, notice of dishonor or nonpayment of any such liabilities and any other notice and all demands whatsoever except as specifically set forth in this Note or any of the other Financing Documents.

SECTION 9. WAIVER, CHANGE, MODIFICATION OR DISCHARGE. The provisions of this Note may not be waived, changed, modified or discharged orally, but only by agreement in writing, signed by the party against whom any enforcement of any waiver, change, modification or discharge is sought.

SECTION 10. TRANSFER AND ASSIGNMENT OF NOTE; PLEDGE OF RIGHTS; PARTICIPATION.
(A) The Holder may at any time pledge all or any portion of its rights under this Note and the other Financing Documents to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C.
Section 341. No such pledge or enforcement thereof shall release the Holder from its obligations under any of the Financing Documents.

               (B) The Holder shall have the unrestricted right at any time and from time to time, to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in the Holder's obligation to lend hereunder and/or any or all of the loans held by the Holder hereunder. In the event of any such grant by the Holder of a participating interest to a Participant, whether or not upon notice to the Company, the Holder shall remain responsible for the performance of its obligations hereunder and the Company shall continue to deal solely and directly with the Holder in connection with the Holder's rights and obligations hereunder.

               The Holder shall have the unrestricted right at any time or from time to time, to assign all or any portion of its rights and obligations hereunder and under the other Financing Documents to one or more banks or other financial institutions (each, an "Assignee"), and the Company agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Loan Agreement and to the other Financing Documents as the Holder shall deem necessary to effect the foregoing. In addition, at the request of the Holder and any such Assignee, the Company shall issue one or more new promissory notes, as applicable, to any such Assignee and, if the Holder has retained any of its rights and obligations hereunder following such assignment, to the Holder, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by the Holder prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and the Holder after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by the Holder in connection with such assignment, and the payment by Assignee of the purchase price agreed to by the Holder, and such Assignee, such Assignee shall be a party to this Loan Agreement and shall have all of the rights and obligations of the Holder hereunder and under the other Financing Documents to the extent that such rights and obligations have been assigned by the Holder pursuant hereto and to the assignment documentation between the Holder and such Assignee, and the Holder shall be released from its obligations hereunder and thereunder to a corresponding extent.

               Provided no Event of Default has occurred and is continuing and except with respect to an assignment or transfer of the Loans mandated by a Governmental Authority, the Company shall have the right to approve the identity of any Participant or Assignee pursuant to this subsection (B), which approval shall not be unreasonably withheld, delayed or conditioned. Except as aforesaid, the right of the Holder to assign or grant a participation interest shall not require notice to or consent of the Company.

         The Holder may furnish any information concerning the Company in its possession from time to time to prospective Assignees and Participants, provided that the Holder shall require any such prospective Assignee or Participant to agree in writing for the benefit of the Company to maintain the confidentiality of such information.

SECTION 11. JURY TRIAL WAIVER. THE COMPANY AND THE HOLDER (BY ACCEPTANCE OF THIS
NOTE) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE HOLDER RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THIS NOTE, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, THE COMPANY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE COMPANY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE HOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE HOLDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE HOLDER TO ACCEPT THIS NOTE AND MAKE THE LOAN.

SECTION 12. RIGHT OF SET OFF. The Company hereby grants to the Holder, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Holder, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Holder or any entity under the control of FleetBoston Financial Corporation and its successors and assigns, or in transit to any of them. At any time following the occurrence and during the continuance of an Event of Default, without demand or notice (any such notice being expressly waived by the Company), the Holder may set off the same or any part thereof and apply the same to any liability or obligation of the Company even though unmatured and regardless of the adequacy of any other collateral securing this Note. ANY AND ALL RIGHTS TO REQUIRE THE HOLDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THIS NOTE, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE COMPANY, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

SECTION 13. EXPENSES INCURRED IN CONNECTION WITH ENFORCEMENT. The Company shall pay on demand all reasonable expenses of the Holder in connection with the preparation, administration, default, collection, waiver or amendment of loan terms, or in connection with the Holder's exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, reasonable fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any reasonable fees or expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with the loan or any collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any default rate) and be an obligation secured by any collateral.

SECTION 14. CHOICE OF LAW. This Note and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of New York (the "Governing State") (excluding the laws applicable to conflicts or choice of law).

         THE COMPANY AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE GOVERNING STATE OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE COMPANY BY MAIL AT THE ADDRESS SET FORTH HEREIN. THE COMPANY HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

SECTION 15. MERGER. This Note is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Note. All prior contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Note, and no party is relying on any promise, agreement or understanding not set forth in this Note. This Note may not be amended or modified except by a written instrument describing such amendment or modification executed by the Company and the Holder.

SECTION 16. USE OR PROCEEDS. No portion of the proceeds of this Note shall be used, in whole or in part, for the purpose of purchasing or carrying any "margin stock" as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

SECTION 17. LOST OR DAMAGED NOTE. Upon receipt of an affidavit of an officer of the Holder as to the loss, theft, destruction or mutilation of this Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other security document, the Holder will issue, in lieu thereof, a replacement Note or other security document in the same principal amount thereof and otherwise of like tenor.

         IN WITNESS WHEREOF, the Company has executed this instrument as of the day and year first above written.


                                    BALCHEM CORPORATION


                                    By:    /s/ Frank J. Fitzpatrick
                                           ----------------------------------
                                    Name:  Frank J. Fitzpatrick
                                           ----------------------------------
                                    Title: Controller and Assistant Secretary
                                           ----------------------------------

STATE OF NEW YORK      )
                       )ss.:
COUNTY OF NEW YORK     )

         On the 30 day of May, in the year 2001 before me personally  came Frank
J. Fitzpatrick, to me known, who, being by me duly sworn, did depose and say that he/she/they reside(s) in _____________________; that he/she/they is(are) the Controller & Assistant Secretary of BALCHEM CORPORATION, the corporation described in and which executed the above instrument; and that he/she/they signed his/her/their name(s) thereto by authority of the board of directors of said corporation.

                                                               /s/ Jane A. Dwyer
                                                               -----------------
                                                               Notary Public

                                PROMISSORY NOTE
                           (Revolving Line of Credit)

$3,000,000.00                                                       June 1, 2001
                                                                Albany, New York


FOR VALUE RECEIVED, the undersigned, BALCHEM CORPORATION, a corporation organized and existing under the laws of the State of Maryland and having an address of P. O. Box 175, Slate Hill, New York 10973 (herein called the "Company"), hereby promises to pay to the order of Fleet National Bank, a national banking association organized and existing under the laws of the United States of America, its successors and assigns (herein called the "Payee" or the "Bank"), at such Payee's main office at 69 State Street, Albany, New York 12201, or such other location as the Payee shall designate in writing from time to time, the unpaid amount of all sums that have been advanced to or for the benefit of the Company in accordance with the terms hereof in an amount not to exceed the principal sum of Three Million and no/100 Dollars ($3,000,000.00), together with interest on the disbursed, unpaid principal, or, if less, the aggregate unpaid principal amount due hereunder, together with interest at the rate specified below until paid in full. The records of the Payee maintained in the ordinary course of business shall be prima facie evidence of the existence and amounts of the Company's obligations recorded therein. All computations of interest under this Note shall be made on the basis of a three hundred sixty
(360) day year and the actual number of days elapsed.

DEFINITIONS. As used herein, the following terms shall have the following meanings:

         "Adjusted Libor Rate" - Means a rate per annum subject to adjustment approximately each one month, two months or three months, as applicable equal to the Libor Rate plus one percent (1.00%).

         "Applicable Rate" - Shall mean the Adjusted Libor Rate or the Floating Rate.

         "Business Day" - In respect of any date that is specified in this Note to be subject to adjustment in accordance with applicable Following Business Day Convention, a day which commercial banks settle payment in (i) London if the payment obligation is calculated by reference to any Libor Rate, or (ii) New York, if the payment obligation is calculated by reference to any Floating Rate.

         "Default Rate" - A per annum rate to two percent (2%) above the rate of interest otherwise applicable to the Note.

         "Election Notice" - The Loan Portion and Interest Rate Election notice to be delivered by the Company to the Bank from time to time in the form of Exhibit "A" attached hereto, in which the Company shall indicate a Loan Portion an Interest Rate Election and an Interest Rate Election Period. The Election Notice shall also serve as a request by the Company for a Loan advance from the Bank.

         "Event of Default" - Any of those events defined as an Event of Default under the Loan Agreement.

         "Floating Rate" - The variable per annum rate of interest so designated from time to time by Fleet National Bank as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in this interest rate shall be effective on the day the change in such rate occurs, whether or not notice has been given to the Company.

         "Following Business Day Convention" - The convention for adjusting any relevant date if it would otherwise fall on a day that is not a Business Day. The term "Business Day" when used in conjunction with the term "Following Business Day Convention" and a date, shall mean that an adjustment will be made if that date would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day.

         "Interest Rate Election" - An election on the part of the Company to choose the Adjusted Libor Rate or the Floating Rate to be charged on each Loan Portion.

         "Interest Rate Election Period" - The time period during which interest is to accrue on a Loan Portion at the Applicable Rate as elected by the Company; provided however, (1) in the event of an election to have the Adjusted Libor Rate apply to a Loan Portion, such time period shall be a one month period and
(2) that in no event shall any Interest Rate Election Period extend beyond the Maturity Date of this Loan.

         "Libor Interest Rate Period" - The one month, two month or three month, as applicable, (or slightly longer or shorter) period during which the Adjusted Libor Rate is in effect.

         "Libor Rate" - The rate per annum as determined on the basis of the offered rates for deposits in U.S. Dollars for a period of time equal to the applicable Libor Interest Rate Period which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day which is two (2) London Banking Days prior to the first day of the Libor Interest Rate Period in question. In the event such rate does not appear on the Telerate System on any applicable interest determination date, the Libor Rate shall mean the rate (rounded upwards, if necessary, to the nearest one hundred-thousandth of a percentage point) determined on the basis of the offered rates for deposits in U.S. dollars for a period of time equal to the applicable Libor Interest Rate Period which are offered by four major banks in the London Interbank Market at approximately 11:00 a.m. London time on the day which is two (2) London Banking Days prior to the first day of the Libor Interest Rate Period in question as selected by the Bank. The principal London office of each of the four major London banks will be requested to provide a quotation of its U. S. dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. In the event less than two quotations are provided as requested, then the rate will be determined on the basis of the rates quoted for loans in U.S. Dollars to leading European banks for a period of time comparable to such Libor Interest Rate Period offered by major banks in New York City at approximately 11:00 a.m. New York City time on the day which is two
(2) London Banking Days prior to the first day of the Libor Interest Rate Period in question. In the event that the Bank is unable to obtain any such quotation as provided above, it will be deemed that Libor cannot be determined in which event the interest rate applicable hereto shall be the Floating Rate until such time as the Libor Rate can be determined. Notwithstanding anything to the contrary set forth herein, in the event the Board of Governors of the United States Federal Reserve System shall impose a Reserve Percentage with respect to Libor deposits of the Bank, then for any period during which said Reserve Percentage shall apply, Libor shall equal the amount as determined above divided by an amount equal to one (1) minus said Reserve Percentage. "Reserve Percentage" shall mean the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against "Euro-currency Liabilities" as defined in Regulation D. "Banking Day" shall mean, in respect of any city, any date on which commercial banks are open for business in that city.

         "Loan" - The Loan of up to $3,000,000.00 by the Lender to the Company that is the subject of this Note.

         "Loan Agreement" - Means the loan agreement dated the date hereof by and between the Company and the Bank, as such may be amended or supplemented from time to time.

         "Loan Portion" - Each advance of Loan proceeds by the Bank to the Company, each of which advances will be treated separately for the purposes of computing interest. Each such advance shall accrue interest at the Adjusted Libor Rate or the Floating Rate, as selected by the Company.

         "Maturity Date" - May 31, 2002.

         "Security Agreement" - Means the security agreement dated the date hereof from the Company in favor of the Bank, as such security agreement may be amended or supplemented from time to time.

ADVANCES. Advances under this Note shall be reflected on the records of the Payee. In absence of an Event of Default by the Company, as the Company makes repayments of principal, it shall be permitted to re-borrow hereunder until the Maturity Date. When requesting each advance of Loan proceeds from the Bank, the Company shall deliver to the Bank an Election Notice setting forth the Loan Portion, and indicating an Interest Rate Election and an Interest Rate Election Period for such Loan Portion. In the case of an Adjusted Libor Rate Interest Rate Election, the Interest Rate Election for each Loan Portion shall remain in effect until expiration of the Interest Rate Election Period for that Loan Portion. Prior to the end of the Interest Rate Election Period at issue, the Company shall deliver to the Bank a new Election Notice designating the new Interest Rate Election to apply to the Loan Portion. In the event the Company fails to deliver an Election Notice to the Bank prior to the expiration of any Interest Rate Election period, interest shall accrue on that Loan Portion at the Floating Rate until the Company again makes an Interest Rate Election. Once chosen, the Loan Portion and the Interest Rate Election shall remain in effect until the expiration of the Interest Rate Election Period. Notwithstanding anything to the contrary set forth herein, (i) there shall be no more than three
(3) Loan Portions outstanding at any one time bearing interest at the Adjusted Libor Rate and no more than one (1) Loan Portion outstanding at any one time bearing interest at the Floating Rate and (ii) the Company's ability to elect to have the Adjusted Libor Rate apply to the Loan or a Loan Portion shall be conditioned upon the absence of an Event of Default that is then continuing.

PAYMENTS. In the event the entire amount of any payment due hereunder is not paid within ten (10) days after the same is due a late fee equal to five percent (5%) of the required payment will be charged by the Payee provided, however, that such late fee shall not exceed $10,000.00 in the aggregate per incident and shall not exceed $10,000 in the aggregate upon the maturity or acceleration of the Principal Balance.

               Accrued interest shall be payable on the first day of the month immediately succeeding the date of this Note, and on the first day of each succeeding month thereafter during the term of this note and all disbursed unpaid principal together with accrued interest will be paid in full no later than the Maturity Date. All payments shall be applied first to the payment of all fees, expenses and other amounts due to the Payee (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however that after the occurrence of an Event of Default, payments will be applied to the obligations of the Company to the Payee as the Payee determines in its sole discretion. All payments shall be in lawful money of the United States in immediately available funds, without counterclaim or set off and free and clear of and without any deduction or withholding for, any taxes or other payments, and are subject to the Following Business Day Convention with respect to date of payment.

PREPAYMENT. In the event the Company prepays any Loan Portion carrying interest at the Floating Rate, there shall be no prepayment premium or penalty. The Company may prepay a Libor Advance only upon at least three (3) Business Days prior written notice to the Bank (which notice shall be irrevocable), and any such prepayment shall occur only on the last day of the Libor Interest Rate Period. The Company shall pay to the Bank, upon request of the Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost or expense incurred as a result of: (i) any payment of a Libor Advance on a date other than the last day of the Interest Rate Election Period for such Libor Advance, (ii) any failure by the Company to borrow a Libor Advance on the date specified in the Election Notice, or (iii) any failure by the Company to pay a Libor Advance on the date for payment specified in said written notice. Without limiting the foregoing, in the event the Company should elect to prepay all or a portion of the Principal Balance during any time when the Adjusted LIBOR Rate is in effect, the Company shall pay to the Bank a yield maintenance fee in an amount computed as follows: the current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the last day of the Libor Interest Rate Period as to which the prepayment is made shall be subtracted from the Libor Rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the Principal Balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining until the last day of the Libor Interest Rate Period as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above referenced United States Treasury security rate and the number of days remaining in the Libor Interest Rate Period as to which prepayment is made. The resulting amount shall be the yield maintenance fee due to the Bank upon prepayment. If by reason of an Event of Default the Bank elects to declare this Note to be immediately due and payable, then any yield maintenance fee with respect to a prepayment shall become due and payable in the same manner as though the Company had exercised such right of prepayment.

DEFAULT. Upon the occurrence of one or more Events of Default under the Loan Agreement, the entire principal and interest on this Note shall become immediately due and payable without presentment or protest or other notice of demand, all of which are expressly waived by the Company. If the Bank, in its sole and absolute discretion, elects not to demand payment by the Company, notwithstanding said failure to demand, the Bank shall be under no obligation to make advances pursuant to the terms of this Note unless and until the Event of Default is cured to the satisfaction of the Bank.

         If an Event of Default should occur and be continuing or after the Maturity Date or after judgment has been rendered on this Note, all Loan Portions shall bear interest at the Default Rate until the earlier of (i) the Event of Default is cured, or (ii) all Loan Portions are paid in full.

         The powers and remedies given hereby shall not be exclusive of any other powers and remedies available to the Payee. No course of dealings between the Company and the Payee and no delay on the part of the Payee in exercising any rights with respect to any default shall operate as a waiver of any rights of the Payee. Failure upon the part of the Payee to exercise any rights with respect to any default shall not operate as a waiver of any rights with respect to any other default.

         Interest after maturity (whether by acceleration or otherwise) shall be payable at the Default Rate set forth herein until this Note is paid in full.

PARTIAL INVALIDITY. If any provision of this Note or the application of it to any person or circumstance, shall be invalid or unenforceable, the remainder of this Note or the application of that provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected and every other provision of this Note shall be valid and fully enforceable.

WAIVER, CHANGE, MODIFICATION OR DISCHARGE. This Note may not be waived, changed, modified or discharged orally, but only by agreement in writing signed by the party against whom any enforcement of any waiver, change, modification or discharge is sought.

COVENANT AGAINST USURY. All agreements between the Company and the Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Company and the Bank in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between the Company and the Bank.

WAIVER OF DILIGENCE, PRESENTMENT, DEMAND, ETC. The Company hereby waives with respect to this Note: diligence, presentment, demand for payment, filing of claims with a court in the event of bankruptcy of the Company or any other person or entity liable in respect to this Note, any right to require a proceeding first against the Company or any other such person; protest, notice of dishonor or nonpayment of any such liabilities and any other notice and all demands whatsoever except as specifically set forth in this Note.

TRANSFER AND ASSIGNMENT OF NOTE; PLEDGE OF RIGHTS; PARTICIPATION. (A) The Bank may at any time pledge all or any portion of its rights under this Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release the Bank from its obligations hereunder.

               (B) The Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to the Company, to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in the Bank's obligation to lend hereunder and/or any or all of the loans held by the Bank hereunder. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Company, the Bank shall remain responsible for the performance of its obligations hereunder and the Company shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations hereunder.

               The Bank shall have the unrestricted right at any time or from time to time, to assign all or any portion of its rights and obligations hereunder and under the other Financing Documents to one or more banks or other financial institutions (each, an "Assignee"), and the Company agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Loan Agreement and to the other Financing Documents as the Bank shall deem necessary to effect the foregoing. In addition, at the request of the Bank and any such Assignee, the Company shall issue one or more new promissory notes, as applicable, to any such Assignee and, if the Bank has retained any of its rights and obligations hereunder following such assignment, to the Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by the Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and the Bank after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by the Bank in connection with such assignment, and the payment by Assignee of the purchase price agreed to by the Bank, and such Assignee, such Assignee shall be a party to this Loan Agreement and shall have all of the rights and obligations of the Bank hereunder and under the other Financing Documents to the extent that such rights and obligations have been assigned by the Bank pursuant hereto and to the assignment documentation between the Bank and such Assignee, and the Bank shall be released from its obligations hereunder and thereunder to a corresponding extent.

         Provided no Event of Default has occurred and is continuing and except with respect to an assignment or transfer of the Loans mandated by a Governmental Authority, the Company shall have the right to approve the identity of any Participant or Assignee under this subsection (B), which approval shall not be unreasonably withheld, delayed or conditioned. Except as aforesaid, the right of the Bank to assign or grant a participation interest shall not require notice to or consent of the Company.

         The Bank may furnish any information concerning the Company in its possession from time to time to prospective Assignees and Participants, provided that the Bank shall require any such prospective Assignee or Participant to agree in writing for the benefit of the Company to maintain the confidentiality of such information.

JURY TRIAL WAIVER. THE COMPANY AND THE BANK (BY ACCEPTANCE OF THIS NOTE) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE BANK RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THIS NOTE, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, THE COMPANY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE COMPANY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSITITUTES A MATERIAL INDUCEMENT FOR THE BANK TO ACCEPT THIS NOTE AND MAKE THE LOAN.

RIGHT OF SET OFF. The Company hereby grants to the Bank, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Bank or any entity under the control of FleetBoston Financial Corporation and its successors and assigns or in transit to any of them. At any time following the occurrence and during the continuance of an Event of Default, without demand or notice (any such notice being expressly waived by the Company), the Bank may set off the same or any part thereof and apply the same to any liability or obligation of the Company even though unmatured and regardless of the adequacy of any other collateral securing this Note. ANY AND ALL RIGHTS TO REQUIRE THE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THIS NOTE, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE COMPANY, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

EXPENSES INCURRED IN CONNECTION WITH ENFORCEMENT. The Company shall pay on demand all reasonable expenses of the Payee in connection with the preparation, administration, default, collection, waiver or amendment of loan terms, or in connection with the Payee's exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, reasonable fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any reasonable fees or expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with the loan or any collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any default rate) and be an obligation secured by any collateral.

CHOICE OF LAW. This Note and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of New York (the "Governing State") (excluding the laws applicable to conflicts or choice of law).

         THE COMPANY AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE GOVERNING STATE OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE COMPANY BY MAIL AT THE ADDRESS SET FORTH HEREIN. THE COMPANY HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

MERGER. This Note is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Note. All prior contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Note, and no party is relying on any promise, agreement or understanding not set forth in this Note. This Note may not be amended or modified except by a written instrument describing such amendment or modification executed by the Company and the Bank.

USE OR PROCEEDS. No portion of the proceeds of this Note shall be used, in whole or in part, for the purpose of purchasing or carrying any "margin stock" as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

LOST OR DAMAGED NOTE. Upon receipt of an affidavit of an officer of the Bank as to the loss, theft, destruction or mutilation of this Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other security document, the Bank will issue, in lieu thereof, a replacement Note or other security document in the same principal amount thereof and otherwise of like tenor.


                                       BALCHEM CORPORATION


                                       By:    /s/ Frank J. Fitzpatrick
                                              ----------------------------------
                                       Name:  Frank J. Fitzpatrick
                                              ----------------------------------
                                       Title: Controller and Assistant Secretary


STATE OF NEW YORK          )
                           )ss.:
COUNTY OF                  )

               On the 30 day of May, in the year 2001 before me personally came Frank J. Fitzpatrick__, to me known, who, being by me duly sworn, did depose and say that he/she/they reside(s) in _____________________; that he/she/they is(are) the Controller & Assistant Secretary of BALCHEM CORPORATION, the corporation described in and which executed the above instrument; and that he/she/they signed his/her/their name(s) thereto by authority of the board of directors of said corporation.

                                                               /s/ Jane A. Dwyer
                                                               -----------------
                                                               Notary Public

                                       A-1
                                   EXHIBIT "A"

                             FORM OF ELECTION NOTICE


BORROWER: BALCHEM CORPORATION

DATE:  _________________


All Capitalized terms carry the meanings as defined in the Promissory Note dated June 1, 2001 (the "Note").

This Notice serves as the Election Notice required under the Note for the purpose of selecting an Adjusted Libor Rate or the Floating Rate and an Interest Rate Election Period for a Loan Portion.

Account to Credit:                            _________________________


Loan Portion:                                 $________________________**


Interest Rate Election                        ADJUSTED LIBOR RATE**
                                                           ___ One Month
                                                           ___ Two Month
                                                           ___ Three Month




                                              FLOATING RATE


Adjusted Libor Rate (if chosen):                        _____________%

Date of next Interest Rate Election Period:     _____________________
Subject to confirmation and verification by Bank.



Authorized by:               BALCHEM CORPORATION

                             By:_______________________________
                                  Authorized Representative


---------------------
**Libor Rate Election must be received not less than two (2) Banking Days prior to the first day of the intended advance.



                                      A-1